Exhibit 5.1

LETTERHEAD OF NASCHITZ, BRANDES & CO.

Tel-Aviv, December 25, 2007

Alvarion Ltd.
21A HaBarzel Street
Tel Aviv 69710, Israel

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of Alvarion Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to 2,504,899 of the Company’s Ordinary Shares, nominal value NIS 0.01 per share (the “Shares”), issuable under the Alvarion Ltd. 2006 Global Share Based Incentive Plan (the “Plan”).

        As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plan and the grants thereunder, the Shares will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to Israeli law, and we not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Naschitz, Brandes & Co. —————————————— Naschitz, Brandes & Co.